Exhibit 5.1

May 27, 2009

AE Biofuels, Inc.

20400 Stevens Creek Blvd., Suite 700

Cupertino, CA 95014

Ladies and Gentlemen:

I am the General Counsel, and Corporate Secretary of AE Biofuels, Inc. (the “Company”) and have assisted with the filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-8 (the “Registration Statement”) for the purpose of registering the offering and sale of 4,882,410 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), all in accordance with the terms of the Amended and Restated 2007 Stock Plan (the “Plan”).  In such capacity, I have examined the Company’s Certificate of Incorporation, as amended, the Bylaws of the Company, the Plan, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinion expressed herein.

Based upon the foregoing, in my opinion the Shares, when issued by the Company and fully paid for in accordance with the provisions of the Plan and any agreement applicable to the Shares, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Alisande M. Rozynko

Alisande M. Rozynko

General Counsel, and Corporate Secretary